Exhibit 5.2

November 3, 2004

América Móvil, S.A. de C.V.

Lago Alberto 366

Colonia Anáhuac

11320 México, D.F. México

Ladies and Gentlemen:

We have acted as special Mexican counsel for América Móvil, S.A. de C.V. (“the “Company”), a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Mexico”), and Radiomóvil Dipsa, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico (the “Guarantor”), in connection with the registration of the offering by the Company of up to US$ 2,000,000,000 aggregate principal amount of the Company’s debt securities (the “Debt Securities”) guaranteed (the “Guarantees”) by the Guarantor. Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of securities, the Debt Securities are to be issued under an indenture, dated as of March 9, 2004 (the “Indenture”), among the Company, the Guarantor and JP Morgan Chase Bank, as trustee (the “Trustee”).

We are rendering this opinion in connection with the Registration Statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) to effect the registration of the Debt Securities pursuant to the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

For purposes of rendering this opinion, we have examined (i) the estatutos sociales (by-laws) of each of the Company and the Guarantor, and (ii) the corresponding corporate actions, and such other documents, records and matters of law as we have deemed necessary, and have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the further assumptions and qualifications set forth below, we are of the opinion that:

GALACIA Y ROBLES, S.C.

América Móvil, S.A. de C.V.

November 3, 2004

When the Debt Securities, in the form of the notes included in the Indenture filed as an exhibit to the Registration Statement, have been duly authorized by the Company and duly executed and authenticated in accordance with the Indenture and duly delivered and paid for by the purchaser thereof pursuant to a sale in the manner described in the Registration Statement, (i) the Debt Securities will constitute valid and binding obligations of the Company, and (ii) the Guarantees will constitute valid and binding obligations of the Guarantor.

This opinion is subject to the following qualifications:

(a)	Enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally; among other things, interest on principal will not accrue after declaration of bankruptcy, and the obligations of any of the Company and the Guarantor in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de México (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made; such Mexican currency obligations shall then be converted into “Unidades de Inversión” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de México for such date, because the Debt Securities are unsecured (“quirografario”) and therefore no senior status is granted thereto under Mexican law; also pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes will have priority over claims of the holders of the Debt Securities;

(b)	We note that the payment of interest on interest is prohibited by Mexican law; and

(c)	In the event that proceedings are brought in Mexico seeking performance of the obligations of any of the Company and the Guarantor in Mexico, pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), the Company or the Guarantor, as the case may be, may discharge their obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by Banco de México in Mexico for the date when payment is made.

In addition, we have assumed that the Company, the Guarantor and the Trustee have satisfied those legal requirements that are applicable to each of them under the law other

GALACIA Y ROBLES, S.C.

América Móvil, S.A. de C.V.

November 3, 2004

than federal law of Mexico to the extent necessary to make the Indenture and the Debt Securities enforceable against each of them.

We express no opinion as to the laws of any jurisdiction other than Mexico and we have assumed that there is nothing in any other law that affects our opinion which is delivered based upon Mexican law applicable on the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, assumed the accuracy of, and our opinion is subject to the qualifications, assumptions and exceptions set forth in, the opinion, dated today, of Cleary, Gottlieb, Steen & Hamilton, special United Stated counsel to the Company and the Guarantor.

We note that Rafael Robles Miaja, a partner of this firm, is currently Corporate Secretary of the Board of Directors of the Company.

This opinion is given solely for the purpose of the Company’s and the Guarantor’s application for registration of the Debt Securities and the Guarantees with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this opinion as exhibit to the Registration Statement and to the references to us under the headings “Risk Factors-Risks Relating to Our Controlling Shareholders and Transactions with Affiliates-Holders of debt securities may find it difficult to enforce civil liabilities against us or our directors, officers and controlling persons”, “Taxation” (with respect to Mexican federal taxes) and “Validity of the Debt Securities” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Very truly yours,

/S/    GALICIA Y ROBLES, S.C.

Galicia y Robles, S.C.